Exhibit 10.19

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made and entered into as of [●], between (i) Blockstream USA, Inc., a Delaware corporation (“Blockstream”) and (ii) BSTR Newco, LLC, a Delaware limited liability company (“Newco”). Blockstream and Newco are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Parties desire, by their execution of this Agreement, to evidence the terms and conditions upon which Blockstream will provide certain services to BSTR Holdings, Inc., a Delaware corporation, Newco and their Subsidiaries (as defined below) (the “BSTR Entities”).

NOW THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Privacy Laws” means all applicable federal, state and local laws, regulations, and rules relating to the collection, use, disclosure, storage, security, or processing of personal information (or any corollary term).

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

Article II

SERVICES

2.1 Provision of Administrative Services. Blockstream shall provide, or cause to be provided, to the BSTR Entities certain information technology services listed on Schedule I hereto, and such other services as may be agreed upon by Blockstream and Newco from time to time in writing (the “Services”). Blockstream shall perform the Services with reasonable skill, care and diligence, and in accordance with applicable law.

2.2 Third Party Advisors. Subject to consultation with Newco, the Parties agree that Blockstream is authorized in the performance of the Services to engage or retain, as agent on behalf of the BSTR Entities, any reasonably necessary third party, (“Third Party Advisors”) to assist in providing the Services. Each such Third Party Advisor shall possess appropriate experience and qualifications. Blockstream shall coordinate with and assist the BSTR Entities to manage and supervise such Third Party Advisors. Newco shall reimburse Blockstream for any reasonable and documented costs and expenses arising from or related to such engagement or retention of any Third Party Advisors that have been paid with funds of Blockstream or its Affiliates rather than funds of the BSTR Entities (“Third Party Expenses”); provided that, Newco shall not be obligated to reimburse any such Third Party Expenses if such Services are indicated in Schedule I as being covered under this Agreement at the time of Closing unless such reimbursement is approved by the Audit Committee of any BSTR Entity in accordance with its related party transaction approval policy or policies as may be in effect from time to time (without regard to the amount of such Third Party Expenses).

2.3 Payment for Services. The Blockstream professional(s) will track the total hours spent on any Services (“Tracked Services Hours”). As remuneration for the provision to the BSTR Entities of the Services, Blockstream shall be entitled to receive, and Newco agrees to pay each quarter the agreed upon hourly rate multiplied by the Tracked Services Hoursor such other amount as may be agreed by the Parties in writing (the “Services Fee”). In addition, Newco shall pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the Services provided to such entities by Blockstream. It is the intention of the Parties that the Services Fee represents fair and reasonable compensation to Blockstream for the services rendered, based on the nature and scope of the Services.

2.4 Invoice and Payment. Within one (1) month following the end of each calendar quarter, Blockstream shall invoice Newco for the Services Fee and Third-Party Expenses (if applicable) for such calendar quarter. All invoices shall be payable to Blockstream by Newco within 30 days of receipt. If any amount is disputed, Newco shall notify Blockstream within 10 days of receipt, specifying the basis of the dispute, and the Parties shall cooperate in good faith to resolve the matter.

2.5 Term; Termination. This Agreement shall remain in effect unless and until terminated by either Party in accordance with this Section 2.5. Either Party may terminate this Agreement at any time, with or without cause, by providing 30 days’ prior written notice to the other Party. Termination shall not affect any rights or obligations that have accrued prior to the effective date of termination.

2.6 Survival. The provisions of this Agreement that by their nature should survive termination or expiration shall survive, including without limitation those relating to confidentiality, payment, limitation of liability, and dispute resolution.

Article III

CONFIDENTIALITY AND DATA PROCESSING

3.1 Confidentiality Obligations. Each Party agrees to maintain the confidentiality of all non-public, proprietary, or confidential information disclosed by the other party (the “Disclosing Party”) in connection with the performance of the Parties’ obligations under this Agreement (“Confidential Information”), whether oral, written, electronic, or in any other form, and whether or not marked as confidential. Confidential Information includes, without limitation, information relating to business operations, strategies, financials, legal matters, intellectual property, health, safety, environmental practices, personal data, and other information relating to the Disclosing Party’s business or clients. The Party receiving any Confidential Information, and its employees, attorneys, financial advisors, officers, directors, shareholders and members who receive Confidential Information, shall not, except with the prior written consent of the Disclosing Party, (i) use Confidential Information of the Disclosing Party for any purpose other than those purposes permitted under this Agreement, whether for itself or for the benefit of another, or (ii) divulge, disclose, publish or communicate, to any person, firm, corporation or entity, in any manner whatsoever, the terms of this Agreement or any Confidential Information of the Disclosing Party; provided, however, that Blockstream may use, divulge, disclose or communicate the terms of this Agreement or Confidential Information of the Disclosing Party to its Affiliates, Third Party Advisors, employees, attorneys, financial advisors, officers, directors, to the extent required for the performance by Blockstream of any of its obligations under this Agreement, without first obtaining Newco’s written consent. Each Party further agrees to use the same degree of care to maintain as confidential and to avoid non-permitted use or disclosure of the Confidential Information disclosed to it under this Agreement as it employs with respect to its own confidential information, but at all times at least reasonable care to protect against a non-permitted use or disclosure. Confidential Information does not and shall not include information that:

(a) was already known to the receiving Party at the time such Confidential Information is disclosed by the other Party;

(b) was or became publicly known through no wrongful act of the receiving Party;

(c) was rightfully received by the receiving Party from a third party without restriction;

(d) was independently developed by the receiving Party; or

(e) was required for legal or financial reporting purposes to be disclosed; provided, however, that the Party being required to disclose shall, if circumstances permit, provide advance notice to the other Party and shall allow the other Party a reasonable opportunity to oppose such disclosure, if appropriate.

3.2 Data Security. The receiving Party shall implement and maintain commercially reasonable administrative, technical and physical safeguards to protect the security and integrity of the Disclosing Party’s Confidential Information, including against unauthorized access, use or disclosure, which, where required, comply with applicable Privacy Laws.

3.3 Personal Information. To the extent the Services involve the processing of personal information, each Party shall comply with all applicable Privacy Laws. If required by applicable Privacy Laws, the Parties shall promptly enter into a separate data processing agreement or similar contractual arrangement to address the processing of such information.

Article IV

Miscellaneous

4.1 Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by or on behalf of the Party granting such waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

4.2 Amendment. No amendment or modification of any provision of this Agreement will be effective unless it is in writing and signed by the Parties.

4.3 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 4.3 shall be null and void, ab initio.

4.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting by mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

(a)            If to Blockstream, to:

[ADDRESS]
Attention: [●]
Email: [●]

(b)            If to Newco, to:

[ADDRESS]
Attention: [●]
Email: [●]

or to such other address or addresses as the Parties may from time to time designate in writing.

4.6 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

4.6 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

4.7 Severability. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same Agreement. Each Party may execute this Agreement by signing any such counterpart.

4.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

4.10 Entire Agreement. This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto, are hereby merged in and superseded by this Agreement.

4.11 Limitation of Liability. IN NO EVENT SHALL BLOCKSTREAM OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OF THE PERSONS RECEIVING ANY SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH SERVICE, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICE, ITS AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT, EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A THIRD PARTY.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above by their duly authorized representatives.

Blockstream USA, Inc.

By:
Name:
Title:

BSTR Newco, LLC

By:
Name:
Title:

SCHEDULE I

Information Technology Services

Information technology services consisting of development, maintenance, and oversight of IT systems, including cloud infrastructure, administration of the google drive, cybersecurity, BSTR website development and other technology platforms critical to the operation of the business.